Exhibit 3.76

	Mail to: Secretary of State Corporations Section 1580 Broadway, Suite 200 Denver, CO 80202 (303) 894-2251 Fax (303) 894-2242	For office use only

MUST BE TYPED FILING FEE: $10.00 MUST SUBMIT TWO COPIES

Please include a typed self-addressed envelope	ARTICLES OF ORGANIZATION

I/We the undersigned natural person(s) of the age of eighteen years or more, acting as organizer(s) of a limited liability company under the Colorado Limited Liability Company Act, adopt the following Articles of Organization for such limited liability company:

FIRST:	The name of the limited liability company is: Utility Products Supply Company, LLC

SECOND:	Principal place of business (if known): 9151 S.E. McBrod, Portland, OR 97222

THIRD:	The street address of the initial registered office of the limited liability company is: 1560 Broadway Street Suite 2090, Denver, CO 80202

The mailing address (if different from above ) of the initial registered office of the limited liability company is:

The name of its proposed registered agent in Colorado at that address is: CSC, The United States Corporation Company

FOURTH:	☒ The management is vested in managers (check if appropriate)

FIFTH:	The names and business addresses of the initial manager or managers or if the management is vested in the members, rather than managers, the names and addresses of the member or members are:

NAME		ADDRESS (include zip codes)

William C. Hockensmith		9151 S.E. McBrod, Portland, OR 97222

SIXTH: The name and address of each organizer is:
NAME		ADDRESS (include zip codes)

Michael S. Gadd		Perkins Coie LLP
1211 S.W. Fifth Avenue, Suite 1500
Portland, OR 97204

Signed	/s/ Michael S. Gadd	Signed
	Organizer	Organizer